EXHIBIT 10.96

NAVISTAR, INC.
MANAGERIAL RETIREMENT OBJECTIVE PLAN
As Amended and Restated Effective June 1, 2016

McDermott Will & Emery LLP
Chicago, Illinois

	Page
Introduction		1
Section 1 Plan Name and Definitions		2
1.1	Plan Name	2
1.2	Actual Retirement Date	2
1.3	Code	2
1.4	Company	2
1.5	Credited Service	2
1.6	Early Retirement Date	2
1.7	Eligible Employee	2
1.8	Employee	2
1.9	Final Average Compensation	2
1.10	Formula Benefit Service	2
1.11	Grandfathered Amount	3
1.12	NIC	3
1.13	Non-Grandfathered Amount	3
1.14	Normal Retirement Date	3
1.15	Participant	3
1.16	Participating Company	3
1.17	Plan Administrator	4
1.18	Retire or Retired or Retires	4
1.19	RPSE	4
1.20	Social Security Benefit	4
1.21	Specified Employee	4
1.22	Spouse	4
1.23	Vacation Service	4
Section 2 Eligibility for Participation		5
2.1	Eligible Employees	5
2.2	Newly Hired Employees Not Eligible to Participate	5
2.3	Closure of Plan to Future Promoted, Hired, or Rehired Employees and Elimination of Eligibility to Participate for Employees Whose Dates of Birth Are Subsequent to January 1, 1960	5
2.4	Special Rules for Certain Participants Who Were Receiving Long Term Disability Benefits or Who Had Been Involuntarily Terminated and Were Eligible for “Grow In” On December 31, 2013, Whose Actual Retirement Dates are Subsequent to January 1, 2014	6
Section 3 Retirement Dates and Conditions		7
3.1	Normal Retirement	7
3.2	Early Retirement	7
3.3	Employees Eligible for Long Term Disability Benefits	7
Section 4 Amount and Payment of Benefits		7
4.1	Normal Retirement Allowance	7
4.2	Early Retirement Allowance	9

i

(Continued)

	Page
4.3	Final Average Compensation	9
4.4	No Decrease in Plan Benefits	11
4.5	Assumptions and Adjustments in Computing Benefits	11
4.6	Preservation of Benefits Accrued As of December 31, 1988	11
4.7	Payment of Retirement Allowances	12
4.8	Allowances Unfunded	12
4.9	Enhancement to Retirement Allowances for Certain Participants	12
4.10	Special Recalculation of MRO Payments for Certain Participants Whose Actual Retirement Dates are On or After February 1, 2006 and Prior to May 1, 2008	13
4.11	Tax Withholding	13
4.12	Errors in Distributions	13
4.13	Special Rule for Certain Participants Who Were Involuntarily Terminated On or After December 1, 2008 and Prior to December 31, 2008, Whose Actual Retirement Dates are On or After December 1, 2008 and Prior to February 1, 2009	14
Section 5 Survivor Benefits		14
5.1	Survivor Allowance - Before Retirement	14
5.2	Survivor Allowance - After Retirement	14
5.3	Survivor Allowance Election After Retirement	15
Section 6 Employee Contribution Requirements		16
6.1	Employee Contribution Requirements For the Period Prior to January 1, 1979	16
6.2	Adjustments to Formula Benefit Service For 1976	16
Section 7 General Conditions		17
7.1	Forfeitures	17
7.2	Applicability	17
7.3	Amendment and Termination	17
7.4	Contractual Obligation	18
7.5	Interpretation of the Plan	18
7.6	Special Considerations	18
Section 8 Miscellaneous		18
8.1	No Employment Rights	18
8.2	Assignment	18
8.3	Applicable Law	19
8.4	Facility of Payment; Missing persons	19
8.5	Validity	20
8.6	Claims Procedure	20
8.7	Responsibility For Legal Effect	20
Section 9 Involuntary Termination		20
Section 10 Change in Control		21

ii

(Continued)

Page
SUPPLEMENT A	24
SUPPLEMENT B	26

iii

NAVISTAR, INC.
MANAGERIAL RETIREMENT OBJECTIVE PLAN
As Amended and Restated Effective June 1, 2016
Introduction
The Plan and Its Effective Date
Navistar, Inc. has provided retirement income for employees (previously classified as managerial or professional) for many years under various Company plans and policies. In particular, it has provided for a retirement income objective under its Managerial Retirement Objective (MRO) Policy that was restated to include amendments effective as of January 1, 1965 and June 1, 1965. The Policy has been amended from time to time thereafter, including an amendment and complete restatement as of January 1, 1990, and a further amendment and complete restatement as of January 1, 2005, with further amendments through and including July 31, 2008. The Policy was subsequently amended from time to time and this document constitutes a further amendment and restatement effective June 1, 2016. The provisions of this document shall be applicable to Employees, as hereinafter defined, who retire or otherwise terminate employment on or after June 1, 2016. With regard to employees who retired or otherwise terminated employment with the Company prior to such date, the provisions of such Policy as in effect at the time of such retirement or termination shall apply.
Compliance with Code Section 409A
The Plan is designed to comply in all respects with Code Section 409A. Accordingly, the Plan is hereby amended and restated, effective as of January 1, 2005, to conform to the requirements of Code Section 409A, and final Treasury regulations issued thereunder, with respect to any Non-Grandfathered Amount, as hereinafter defined, under the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, prior to January 1, 2009, it is intended that the Plan be construed and administered with respect to any Non-Grandfathered Amount both pursuant to and in accordance with a good faith interpretation of Code Section 409A and in a manner consistent with published guidance and other applicable authorities promulgated thereunder. Treatment of any Non-Grandfathered Amount under the Plan pursuant to and in accordance with any transition rules provided under such published guidance and other applicable authorities shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Plan Administrator, as hereinafter defined. Without limiting the generality of the foregoing, the Plan was amended effective as of January 1, 2009 in order to correct certain provisions of the Plan in the manner set forth in Section XI.B. of IRS Notice 2010-6 and the provisions of the Plan shall be interpreted (and, if appropriate, revised) so as to be consistent with the requirements of such notice.
Cessation of All Benefit Accruals as of December 31, 2013
Notwithstanding any other provision of the Plan, effective December 31, 2013, all benefit accruals under the Plan shall cease (as further described in Sections 1.20, 2.3, 2.4, 4.3, 10.1, and 10.3).

Section 1
Plan Name and Definitions
1.1    Plan Name. This plan, as may be amended from time to time, shall be known as the Navistar, Inc. Managerial Retirement Objective (MRO) Plan (known as the International Truck and Engine Corporation Managerial Retirement Objective (MRO) Plan immediately prior to February 27, 2008 and formerly known as the Navistar International Transportation Corp. Managerial Retirement Objective (MRO) Plan immediately prior to February 23, 2000), hereinafter referred to as the “Plan.” The Plan also has been known as the Navistar International Transportation Corp. Managerial Retirement Objective (MRO) Policy. Notwithstanding the foregoing, to the extent (and only to the extent) required under Code Section 409A with respect to a Participant’s Non-Grandfathered Amount, the term “Plan” shall also mean any other plan with which the Plan is required to be aggregated under Code Section 409A. This Plan is intended to constitute a non-account balance plan, as defined in Treasury regulation §1.409A-1(c)(2)(i)(c).
1.2    "Actual Retirement Date” shall mean the first day of the month coincident with or next following the date on which an Eligible Employee actually Retires.
1.3    "Code” shall mean the Internal Revenue Code of 1986, as amended, including any applicable regulations, authorities, or such other guidance of general applicability promulgated thereunder.
1.4    "Company” shall mean Navistar, Inc. (named International Truck and Engine Corporation immediately prior to February 27, 2008 and formerly named Navistar International Transportation Corp. immediately prior to February 23, 2000) and any entity succeeding to its business which shall acquire its rights and assume its obligations under the Plan and, to the extent not specifically provided in the Plan, includes any Participating Company for purposes of Sections 1.23, 3, 4, 7.1, 7.2, 8.1, 8.4, 8.5, and 8.7; provided that, to the extent (and only to the extent) required under Code Section 409A with respect to any Non-Grandfathered Amount, the term “Company” shall mean the entity for whom the Participant performs services and with respect to whom the legally binding right to payments under the Plan arises, and all entities with whom such entity would be considered a single employer under Code Section 414(b) or 414(c).
1.5    "Credited Service” shall mean Credited Pension Service as used for purposes of the RPSE.
1.6    "Early Retirement Date” shall mean the first day of any month prior to an Eligible Employee’s Normal Retirement Date and coincident with or next following the later of his/her attainment of age 55 and completion of 10 years of Credited Service.
1.7    "Eligible Employee” shall mean any Employee who has met the eligibility requirements of Section 2 (including through application of Section 9 or 10) and, with regard to earnings or periods of service before January 1, 1979, the contribution requirements of Section 6.1.
1.8    "Employee” shall mean any person employed full time by the Company or a Participating Company.
1.9    "Final Average Compensation” shall mean the Participant’s annual base salary plus eligible incentive compensation, as prescribed in Section 4.3, in the highest consecutive 60-month period during the 120-month period prior to his/her Actual Retirement Date, determined in accordance with Section 4.3. “Enhanced Final Average Compensation” shall have the meaning assigned to that term in Section 4.3.
1.10    "Formula Benefit Service” shall mean an Employee’s Formula Benefit Service as determined under the provisions of the RPSE, as modified in Section 6.2.

1.11    "Grandfathered Amount” shall mean, with respect to each Participant, the present value of the benefits, if any, to which he/she would have been entitled under the Plan if he/she voluntarily terminated services without cause on December 31, 2004 and received a payment of such benefits on the earliest possible date allowed under the Plan to receive a payment of such benefits following termination of services, and received such benefits in the form with the maximum value, each determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Notwithstanding the foregoing, for any subsequent taxable year of the Participant, the Grandfathered Amount may increase to (a) equal the present value of the benefits the Participant actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan, as in effect on October 3, 2004, without regard to any further services rendered by the Participant after December 31, 2004, or any other events affecting the amount of or the entitlement to such benefits (other than a Participant election with respect to the time or form of an available benefit, if applicable), and (b) include any earnings (within the meaning of Treasury Regulation §1.409A-6(a)(4)) attributable thereto due solely to the passage of time; provided that in no event shall the Participant’s Grandfathered Amount exceed the present value of the benefits to which he would have been entitled under the Plan. For purposes of calculating the present value of each Participant’s Grandfathered Amount, if any, reasonable actuarial assumptions and methods shall be used. Whether actuarial assumptions and methods are reasonable for this purpose shall be determined as of each date the Participant’s benefits are valued for purposes of determining the Grandfathered Amount; provided that any reasonable actuarial assumptions and methods that were used by the Company with respect to such benefits as of December 31, 2004 will continue to be treated as reasonable assumptions and methods for this purpose; provided further that actuarial assumptions and methods shall be presumed reasonable if they are the same as those used to value benefits under the RPSE (or such other a “qualified” plan sponsored by the Company the benefits under which are part of the benefit formula under, or otherwise impact the amount of a Participant’s benefits under, the Plan).
1.12    "NIC” shall mean Navistar International Corporation, the parent corporation of the Company, and each successor thereto.
1.13    "Non-Grandfathered Amount” shall mean, with respect to each Participant, the present value of the benefits to which he/she is entitled under the Plan less any portion of such benefits constituting his/her Grandfathered Amount.
1.14    "Normal Retirement Date” shall mean the first day of the month coincident with or next following an Eligible Employee’s attainment of age 65 and completion of 10 years of Credited Service.
1.15    "Participant” shall mean any Eligible Employee who participates in the Plan as provided in Section 2, and further, the term “Participant” shall be deemed to include any Employee who is or becomes eligible for an allowance under the Plan pursuant to Section 9 or 10.
1.16    "Participating Company” shall mean any corporation which is a member of the group of corporations under common control with the Company and which elects to be included under the Plan with the consent of the Company, and each successor thereto.

1.17    "Plan Administrator” shall mean the Company. To the extent the Plan Administrator considers necessary and advisable to properly carry out the administration of the Plan, it shall have discretionary authority to employ and rely upon information and opinions of agents, attorneys, accountants or other persons (who also may be employed by the Company) and to delegate to them any or all of the powers, rights and duties conferred on the Plan Administrator under the Plan. Any reference in the Plan to the term “Plan Administrator” with respect to any such delegation of powers, rights, and duties shall be deemed a reference to the Plan Administrator’s respective delegate.
1.18    "Retire" or "Retired" or "Retires" shall mean an Eligible Employee’s termination of employment with the Company and all of its affiliates (other than by reason of death) on or after his/her Normal Retirement Date or Early Retirement Date, whichever is applicable; provided that with respect to a Participant’s Non-Grandfathered Amount, such Participant’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control).
1.19    "RPSE” shall mean the Navistar, Inc. Retirement Plan for Salaried Employees, as may be amended from time to time.
1.20    "Social Security Benefit” shall mean the annual amount of Primary U.S. Social Security Benefit payable to the Participant at Actual Retirement Date or earliest commencement date, if later, as used for purposes of the RPSE. It shall also include any amounts (annual) payable to the Participant under the Canada Pension Plan (CPP), the Quebec Pension Plan (QPP) and the Canadian Old Age Security Act, if applicable. Notwithstanding the forgoing, for any employee who Retires or otherwise terminates employment after December 31, 2013, such employee’s monthly Social Security Benefit for purposes of determining the offset in Subsections 4.1(b) or 10.3(a) shall be determined using such laws as in effect at December 31, 2013, and assuming (a) for purposes of Subsection 4.1(b) that there are no Social Security earnings (or earning for purposes of the aforementioned Canadian plans or programs, as applicable) or estimated compensation after said date, and (b) for purposes of Subsection 10.3(a), as described in Subsection 10.3(a)(3).
1.21    "Specified Employee” shall mean any Participant who is a “specified employee,” as defined in Treasury Regulation §1.409A-1(i), including any elections described in Treasury Regulation §1.409A-1(i)(2) through (7) made by the Company.
1.22    "Spouse” shall mean the person to whom the Participant is legally married under applicable law. For purposes of further clarity, the term “spouse” shall include, as of June 26, 2013, an individual married to a person of the same sex if the individuals are lawfully married under state law (even if the couple lives in a jurisdiction that does not recognize same-sex marriage). The term “spouse” does not include individuals (whether of the opposite sex or the same sex) who have entered into a registered domestic partnership, civil union, or other similar formal relationship recognized under state law that is not denominated as a marriage under the laws of that state, and the term “marriage” does not include such formal relationships.
1.23    "Vacation Service” shall mean Company service accumulated from the most recent date of hire by the Company as used for purposes of determining the amount of vacation for which the Employee is eligible under Company policy, as determined by the Company.

Section 2
Eligibility for Participation
2.1    Eligible Employees
All Eligible Employees who are in Organization Levels 5 and above at their Actual Retirement Date are eligible for participation in the Plan upon their Actual Retirement Date. Any Employee who was in Organization Level 12 or above and continues in employment with the Company or a Participating Company in a position for which an Organization Level is not in effect on the Employee’s Actual Retirement Date will be eligible for participation in the Plan upon his/her Actual Retirement Date.
2.2    Newly Hired Employees Not Eligible to Participate
Notwithstanding any other provision of the Plan, a person who first becomes an Employee of the Company or a Participating Company after December 31, 1995 is not eligible to participate in the Plan. In the case of any former Eligible Employee who is reemployed after December 31, 1995 by the Company or a Participating Company after a break in service, benefits shall accrue with respect to service after December 31, 1995 only if otherwise provided by the terms of the Plan. For further clarity, and subject to the provisions of Section 2.3:
(a)A person who first becomes an Employee after December 31, 1995 of the Company or a Participating Company by direct transfer from Navistar Financial Corporation or an employer participating in the Navistar Financial Corporation Managerial Retirement Objective Plan (the “NFC MRO Plan”), who at the time of such transfer was an Eligible Employee in the NFC MRO Plan (as defined therein), shall at the time of such transfer become an Eligible Employee in the Plan and cease being an Eligible Employee in the NFC MRO Plan.
(b)In the case of any former Eligible Employee who is reemployed by the Company or a Participating Company by direct transfer subsequent to December 31, 2005, from a member of the controlled group of corporations that includes the Company that is not an employer participating in the Plan or in the NFC MRO Plan at the time of such transfer, such former Eligible Employee shall not become an Eligible Employee and shall not recommence active participation under the Plan following the date of such transfer and no benefits shall accrue with respect to service or compensation subsequent to the date of such transfer.
2.3    Closure of Plan to Future Promoted, Hired, or Rehired Employees and Elimination of Eligibility to Participate for Employees Whose Dates of Birth Are Subsequent to January 1, 1960
Subject to Section 7.3, notwithstanding any provision of the Plan to the contrary, effective December 31, 2004, eligibility to participate in the Plan upon Actual Retirement Date is limited to Eligible Employees whose dates of birth are on or before January 1, 1960, and who, as of December 31, 2004 (or as of their last day worked, in the case of individuals described in subparagraph (1) or (2) below):
(a)are employed in Organization Level 7 or above (or were employed in Organization Level 12 or above prior to December 31, 2004, and continued in employment with the Company or a Participating Company in a position for which an Organization Level is not in effect on said date), or

(b)are employed in Organization Level 5 or 6 and who either are described in Section 6.2 of the Plan, or, during the period beginning January 1, 1995 and ending December 31, 2004, received a short-term incentive award of the type recognized for purposes of the Plan pursuant to Section 4.3;
provided, however, that this Section 2.3 shall not apply, but Section 2.4 shall apply, to an Employee or former Employee who, as of December 31, 2004:
(1)is receiving (or is eligible to receive) a long term disability benefit under a program of the Company or a Participating Company (as described in Section 3.3), or
(2)has been involuntarily terminated and is eligible for “Grow In” to early retirement under Section 3.2 of the Plan pursuant to Section 9, unless and until such Employee or former Employee returns to active employment with the Company or a Participating Company on or before December 31, 2013.
No allowance shall be payable under the Plan with respect to any Employee (including a rehired former Employee) who is not eligible to participate in the Plan pursuant to this Section 2.3.
2.4    Special Rules for Certain Participants Who Were Receiving Long Term Disability Benefits or Who Had Been Involuntarily Terminated and Were Eligible for "Grow In" On December 31, 2013, Whose Actual Retirement Dates are Subsequent to January 1, 2014
Effective December 31, 2013:
(a)An Employee or former Employee who is described in and subject to the provisions of paragraphs (1) or (2) of Section 2.3 on December 31, 2013, whose Actual Retirement Date does not occur on or before January 1, 2014, shall cease accruing Formula Benefit Service as of December 31, 2013.
(b)Any other Employee or former Employee who is receiving (or is eligible to receive) a long term disability benefit under a program of the Company or a Participating Company (as described in Section 3.3) on December 31, 2013, whose Actual Retirement Date does not occur on or before January 1, 2014, shall cease accruing Formula Benefit Service as of December 31, 2013.
(c)Any other Employee or former Employee who has been involuntarily terminated on or before December 31, 2013, and is eligible for “Grow In” to early retirement under Section 3.2 pursuant to Section 9, whose Actual Retirement Date does not occur on or before January 1, 2014, shall cease accruing Formula Benefit Service as of December 31, 2013. For the avoidance of doubt, with regard to such an Employee or former Employee who would, but for the cessation of benefit accruals effective December 31, 2013, accrue Credited Service and Formula Benefit Service after December 31, 2013 pursuant to Section 8.10(d) of the Formula Benefit Part of the RPSE, such Employee’s or former Employee’s Credited Service and Formula Benefit Service as of December 31, 2013, shall include credit for the maximum credited hours (not to exceed 1,530 hours) related to such layoff, pursuant to Section 1.1(g) of Part D of the RPSE.

Section 3
Retirement Dates and Conditions
3.1    Normal Retirement
An Eligible Employee who reaches his/her Normal Retirement Date while in the employment of the Company may elect to Retire and shall be entitled, subject to the forfeiture provisions of Sections 7.1 and 8.4, to receive a Normal Retirement Allowance as specified in Section 4.1.
3.2    Early Retirement
An Eligible Employee who reaches his/her Early Retirement Date while in the employment of the Company may elect to Retire. In the event of such Early Retirement, an Eligible Employee shall be entitled, subject to the forfeiture provisions of Sections 7.1 and 8.4, to receive an Early Retirement Allowance as specified in Section 4.2. In the absence of such consent and approval, an Employee may retire and will be entitled only to such benefits as may be provided under the RPSE.
3.3    Employees Eligible for Long Term Disability Benefits
Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2009, an Eligible Employee who continues to receive (or continues to be eligible) to receive a long term disability benefit under a benefit program of the Company or a Participating Company may elect to Retire under Section 3.1 or 3.2, whichever is applicable, not later than the date which is 29 months following the commencement of such Employee’s bona fide leave of absence due to disability (unless the Employee has a right to reemployment (pursuant to statute or contract) for a period in excess of 29 months, in which case such longer period shall be substituted for the 29 month period referenced above), regardless of whether the Employee in fact continues (or continues to be eligible) to receive such long term disability benefit.
Section 4
Amount and Payment of Benefits
4.1    Normal Retirement Allowance
The monthly Normal Retirement Allowance of a Participant who Retires under Section 3.1 shall be an amount, commencing as of the Participant’s Actual Retirement Date, equal to one-twelfth of the quantity (a) the Managerial Retirement Objective (“MRO”) below, minus (b) the Social Security Offset below, minus (c) below:
(a)The MRO shall be equal to Final Average Compensation multiplied by the lesser of (1) or (2), below:
(1)the sum of (i) and (ii):
(i)2.4% for each year of Formula Benefit Service accrued prior to January 1, 1989,
(ii)1.7% for each year of Formula Benefit Service accrued on or after January 1, 1989, or

(2)60% minus 2.4% for each year prior to 1979 that the Employee failed to make or repay the required employee contributions pursuant to Section 6.
(b)The Social Security Offset shall be equal to the Participant’s Social Security Benefit (as defined in Section 1.20) multiplied by the lesser of (1) or (2), below:
(1)1.7% for each year of Formula Benefit Service, or
(2)60%
(c)Other Offsets
The sum of the annual amounts of the following benefits payable to the Participant under:
(1)the RPSE,
(2)any plan or program of Navistar Canada, Inc. (named International Truck and Engine Corporation Canada immediately prior to February 20, 2008), and each successor thereto, providing defined benefit retirement benefits, but excluding the Supplement Retirement Income Plan (“SRIP”) sponsored by Navistar Canada, Inc.,
(3)the following former deferred profit sharing plans: Employees’ Retirement Savings and Profit Sharing Plan of the Frank G. Hough Co.; Solar Aircraft Company Employees’ Profit Sharing Retirement Plan; or former Navistar International Transportation Corp. Profit Sharing Plan for Eligible Employees, with such amounts determined on the basis of the actuarial equivalent of distributions related to account balances thereunder;
(4)any other pension plan or program of the Company or of its foreign or domestic subsidiaries providing defined benefit retirement benefits, but excluding the Navistar, Inc. Supplemental Executive Retirement Plan (named the International Truck and Engine Corporation Supplemental Executive Retirement Plan immediately prior to February 27, 2008), the Navistar, Inc. Retirement Plan for International Employees (named the International Truck and Engine Corporation Retirement Plan for International Employees immediately prior to February 27, 2008), and any other nonqualified deferred compensation plan of the Company or any other entity which would be deemed to be the same “service recipient” for purposes of Code Section 409A,
(5)any foreign social security program, excluding amounts defined in Section 1.20. (In cases where the Employee is eligible for U.S. Social Security Benefits and has not been compensated for his/her contributions to the foreign social security programs, only the estimated Company-purchased portion of foreign social security benefits shall be used. In cases where the Employee is not eligible for U.S. Social Security Benefits, the entire amount of foreign social security shall be used.), and
(6)any severance or termination benefits required by a foreign government.
Notwithstanding anything in the Plan to the contrary, in determining the amount of a Participant’s benefit under the Plan, no offset shall be applied under this Section 4 to the extent that such offset would result in the Plan failing to comply with the requirements of Code Section 409A due to an impermissible linkage as described in Section XI.B. of IRS Notice 2010-6.

The determination of the retirement benefits that the Participant is eligible to receive from the retirement plan of the foreign subsidiary or affiliated company and foreign social security benefits shall be made at time of the Employee’s Actual Retirement Date or the first date the Participant is eligible to receive such benefits, if later, and shall not be subject to change thereafter for purposes of determining the Allowance under the Plan.
4.2    Early Retirement Allowance
The Early Retirement Allowance for a Participant who Retires under Section 3.2 on or after his/her 62nd birthday shall be the amount computed under Section 4.1, with the amount computed under Section 4.1(a) unreduced for commencement of benefits prior to Normal Retirement Date.
The Early Retirement Allowance for a Participant who Retires under Section 3.2 on or after his/her 55th birthday but prior to his/her 62nd birthday shall be the amount computed under Section 4.1(a) reduced by 1/4 of 1% for each month or partial month his/her age at Actual Retirement Date is less than age 62, then further reduced by the amounts under paragraphs (b) and (c) of Section 4.1. For purposes of determining the Social Security Offset under paragraph (b) of Section 4.1, it will be assumed there are no Social Security earnings after the Actual Retirement Date.
4.3    Final Average Compensation
“Final Average Compensation” shall mean an Employee’s average annual base salary plus certain short-term incentive awards, as designated by the Plan Administrator in its discretion, in the highest consecutive 60-month period during the 120-month period prior to the earlier of (1) his/her Actual Retirement Date or (2) January 1, 2014, except as provided in (a) and (b), below. Except as provided in Sections 4.10 and 4.13, such incentive awards will relate to the month in which payment is actual-ly made. No more than five annual awards or twenty quarterly awards (or equivalent combination thereof) shall be included within any 60-month period and, except as provided in Sections 4.10 and 4.13, only such incentive awards paid before a Participant’s Actual Retirement Date shall be considered. In the event more than five annual or twenty quarterly awards (or equivalent combination thereof) occur within any given 60-month period, only the five annual or twenty quarterly awards (or equivalent combination thereof) which are in consecutive sequence with one another and which produce the highest resulting average, as indicated above, will be considered. The short-term incentive awards recognized for purposes of the Plan are Annual Incentive Awards or their equivalent and certain sales and marketing incentive compensation programs (excluding compensation for contests and other forms of sales promotions) as designated by the Plan Administrator from time to time in its discretion.
Annual Incentive Awards for fiscal year 1999 and each subsequent year shall be taken into account only to the extent of the ratio specified below for the Organization Level of each Employee as of the last day of each fiscal year for which an Award is payable.

Organization Level On Last Day of Fiscal Year	Ratio
CEO (without Organization Level)	50/100
13	50/65
12	50/65
11	45/55
10	40/50
9	35/40

Annual Incentive Awards for fiscal year 2000 and each subsequent year shall be taken into account only to the extent of the ratio specified below for the Organization Level of each Employee as of the last day of each fiscal year for which an Award is payable, and shall not exceed the amount set out as the “Cap” for the fiscal year.

Organization Level On Last Day of Fiscal Year	Ratio	Cap (As a Percentage of Annualized Base Salary On Last Day of Fiscal Year)
CEO (without Organization Level)	50/110	75.0%
13	50/75	75.0%
12	50/75	75.0%
11	45/65	67.5%
10	40/55	60.0%
9	35/40	52.5%
Long Term Incentive Awards, cash profit sharing/enhanced profit sharing payments, and “lump-sum” increase and recognition awards (excluded from base salary) are specifically excluded.
(a)For an Employee described in Section 3.3, the 120-month period described above shall be the 120-month period prior to the earlier of (1) the expiration of salary continuation or (2) January 1, 2014, and
(b)For an Employee described in Section 9.1, the 120-month period described above shall be the 120-month period prior to the earlier of (1) the last day worked or (2) January 1, 2014.
For the purpose of this Section 4.3, compensation shall not include incentive compensation attributable to fiscal year 2001 and thereafter which compensation:
(i)is attributable to service while the Employee was in Organization Level 5 or 6, or
(ii)is attributable to service while the Employee is in Organization Level 7 or 8, and is attributable to an incentive compensation program other than the Annual Incentive Award program (or an equivalent award program), to the extent such incentive compensation paid for a fiscal year exceeds 37.5% of the annualized base salary as of the end of that fiscal year for an Employee in Organization Level 7 and 45.0% of the annualized base salary as of the end of that fiscal year for an Employee in Organization Level 8.
“Enhanced Final Average Compensation” shall mean, for certain Participants as described in Section 4.9, the Participant’s Final Average Compensation determined in accordance with the foregoing provisions of this Section 4.3 by substituting for the “120-month period” described above the “period from January 1, 1995 to the earlier of (1) the Participant’s Actual Retirement Date or (2) January 1, 2014”; provided, however, that for purposes of applying paragraph (a), above, in determining the Enhanced Final Average Compensation, such substituted 120-month period shall instead be the “period from January 1, 1995 to the earlier of (1) the expiration of salary continuation or (2) January 1, 2014” and for purposes of applying paragraph (b), above, in determining the Enhanced Final Average Compensation, such substituted 120-month period shall instead be the “period from January 1, 1995 to the earlier of (1) the last day worked or (2) January 1, 2014.”

4.4    No Decrease in Plan Benefits
There will be no decrease in the amount of monthly benefits payable in the case of (a) a Participant or beneficiary who is receiving benefits or (b) an Eligible Employee whose employment is terminated by the Company for reasons other than Cause (as defined in Section 9.3) and who has a nonforfeitable right to (deferred) benefits pursuant to Section 9 or 10, by reason of any general increase in the benefit levels payable under Title II of the Social Security Act, or under the comparable acts related to the CPP or QPP or under the Canadian Old Age Security Act or any increase in the wage base under such Act(s), or any post-retirement increase in the amounts in Section 4.1(c) subsequent to the Participant’s Actual Retirement Date or the Participant’s termination from employment with the Company, respectively.
4.5    Assumptions and Adjustments in Computing Benefits
(a)If an Eligible Employee elects (or is deemed to have elected) an optional form of payment of retirement or survivor income, such as the Survivor Benefit or the Qualified Pre-Retirement Survivor Annuity (QPSA) under the RPSE, the amounts in 4.1(c), above, will be computed as if the option had not been elected.
(b)Contributory benefits under the RPSE, non-contributory benefits under the RPSE, and annuity benefits under other Company plans under which annuities are provided will be deemed to have commenced (on a reduced basis, to the extent such benefits would be subject to reduction if commencement occurred on the Actual Retirement Date) as of the Actual Retirement Date.
(c)Social Security Benefits will be taken into account in determining any MRO allowance under this Plan even though the Participant either does not apply for, or loses part or all of such payments through delay in not applying for them, by entering into employment, or otherwise.
4.6    Preservation of Benefits Accrued As of December 31, 1988
Notwithstanding the foregoing, the amount of a Participant’s allowance determined under Section 4.1 or 4.2, whichever is applicable, shall not be less than an amount determined by substituting both the “Preserved MRO” in paragraph (a), below, for the MRO in Section 4.1(a) and the “Preserved Social Security Offset” in paragraph (b), below, for the Social Security Offset in Section 4.1(b).
(a)The “Preserved MRO” shall be equal to the “Preserved Final Average Compensation” multiplied by the lesser of
(1)2.4% for each year of Formula Benefit Service accrued prior to January 1, 1989, or
(2)60% minus 2.4% for each year prior to 1979 that the Employee failed to make or repay the required employee contributions pursuant to Section 6.
(b)The “Preserved Social Security Offset” shall be equal to 65% of the Participant’s Social Security Benefit determined as of December 31, 1988, using the Social Security law as then in effect and assuming there are no Social Security earnings after such date, but based on the Employee’s age at Actual Retirement Date rather than his/her age on December 31, 1988.

(c)The “Preserved Final Average Compensation” shall mean Final Average Compensation determined under Section 4.3 as if the Participant’s Actual Retirement Date were January 1, 1989 and by substituting “36-month” and “60-month,” respectively, for “60-month” and “120-month” and by substituting “three” and “twelve,” respectively, for “five” and “twenty,” wherever they occur in that Section.
4.7    Payment of Retirement Allowances
A Participant’s allowances under the Plan, subject to Sections 7.1 and 8.4, are payable in monthly installments commencing on the Participant’s Actual Retirement Date. Allowances cease with the payment made on the first day of the month in which the Participant’s death occurs, except to the extent payments after death are provided by the form of allowance which is then in effect. Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the event the Participant is a Specified Employee, no portion of his/her benefits under the Plan that constitutes a Non-Grandfathered Amount shall be paid before the end of the six-month period following the Participant’s Actual Retirement Date, except in the event of the Participant’s death before the end of such period; provided that on the first date on which such benefit payments may be paid to the Participant at the end of such six-month period, the Participant shall receive payment of all monthly benefit payments due from his/her Actual Retirement Date, with an appropriate adjustment for interest for delayed payment (computed in a manner consistent with computing interest adjustments for delayed pension payments under the RPSE).
4.8    Allowances Unfunded
The allowances payable under this Plan shall be paid by the Company each month out of its general assets and shall not be funded in any manner.
4.9    Enhancement to Retirement Allowances for Certain Participants
With regard to certain Participants, as further provided in this Section 4.9, whose dates of birth are on or before January, 1, 1955, and who Retire or otherwise terminate employment with the Company and all of its affiliates on or after December 31, 2005, such Participants shall receive enhancements to their allowances otherwise determined under the Plan without regard to this Section 4.9. The amount of such enhancements, which shall constitute a Non-Grandfathered Amount and shall be subject to Code Section 409A, shall be equal to the excess, if any, by which the allowances determined by substituting the Participant’s Enhanced Final Average Compensation for the Participant’s Final Average Compensation exceed the allowances otherwise determined under the Plan absent this Section 4.9. Such enhancements to the allowances of a Participant or of a Participant’s surviving spouse, if applicable, shall be paid at the same time and in the same frequency, form and manner, and for the same duration as such Participant’s or surviving spouse’s allowances are otherwise payable under the Plan, except to the extent otherwise required by law.
The above provisions of this Section 4.9 shall not apply to a Participant who, as of December 31, 2005:
(a)is receiving (or is eligible to receive) a long term disability benefit under a program of the Company or a Participating Company (as described in Section 3.3), or
(b)has been involuntarily terminated and is eligible for “Grow In” to early retirement under Section 3.2 of the Plan pursuant to Section 9, unless and until such Participant returns to active employment with the Company.

4.10    Special Recalculation of MRO Payments for Certain Participants Whose Actual Retirement Dates are On or After February 1, 2006 and Prior to May 1, 2008
A Participant whose Actual Retirement Date is on or after February 1, 2006 and prior to May 1, 2008, and who Retired prior to the payment of his or her Achievement Bonus attributable to the fiscal year ending October 31, 2005 and/or the payment of his/her Annual Incentive Award for the fiscal year ending October 31, 2006, will have his/her amounts under this Section 4 recalculated as soon as administratively practicable after the payment of any such awards. The recalculation will recognize such awards in the determination of such Participant’s Final Average Compensation and Enhanced Final Average Compensation under Section 4.3 and, such award(s) will be considered as having been paid during the last month of the applicable “120-month period” with respect to Final Average Compensation and of the comparable period with respect to Enhanced Final Average Compensation described in Section 4.3, but only to the extent that such award(s) were paid after the end of such applicable periods. Any net increases in such Participant’s allowances under the Plan resulting from such recalculation shall be effective retroactive to such Participant’s Actual Retirement Date, shall constitute a Non-Grandfathered Amount, and shall be subject to Code Section 409A.
4.11    Tax Withholding
To the extent required by law in effect at the time distribution is made from the Plan (or at such earlier date on which any taxes are due, as prescribed by law), the Company shall withhold any taxes required to be withheld by federal, state or local taxing authorities.
4.12    Errors in Distributions
In the event of an error in a distribution, the Participant’s or his/her beneficiary’s benefits under the Plan shall, immediately upon the discovery of such error, be adjusted to reflect such underpayment or overpayment and, if possible, the next distribution shall be adjusted upward or downward, as appropriate, to correct such prior error. If the remaining benefits owed to the Participant or his/her beneficiary is insufficient to cover an erroneous overpayment, the Company may, at its complete and sole discretion, offset other amounts payable to the Participant from the Company or bring a lawsuit or proceeding against the Participant or his/her beneficiary to recoup the amount of any such overpayment and any costs and expenses, including, without limitation, court costs and reasonable attorneys’ fees, incurred by the Plan, the Company, or the Plan Administrator, in connection with recouping any such overpayment.

4.13    Special Rule for Certain Participants Who Were Involuntarily Terminated On or After December 1, 2008 and Prior to December 31, 2008, Whose Actual Retirement Dates are On or After December 1, 2008 and Prior to February 1, 2009
A Participant whose employment is Involuntarily Terminated (within the meaning of Section 9 of the Plan) on or after December 1, 2008 and prior to December 31, 2008, whose Actual Retirement Date is on or after December 1, 2008 and prior to February 1, 2009, and who Retired prior to the payment of his or her incentive award for the fiscal year (or fiscal quarter, as applicable) ending October 31, 2008, will have his/her amounts under this Section 4 calculated or recalculated, as applicable, as soon as administratively practicable after the payment of any such award. The calculation or recalculation will recognize such award in the determination of such Participant’s Final Average Compensation and Enhanced Final Average Compensation under Section 4.3, and such award will be considered as having been paid during the last month of the applicable “120-month period” with respect to Final Average Compensation and of the comparable period with respect to Enhanced Final Average Compensation described in Section 4.3, but only to the extent that such award was paid after the end of such applicable periods. Any net increases in such Participant’s allowances under the Plan resulting from such calculation or recalculation shall be effective as of (and retroactive to, if applicable) such Participant’s Actual Retirement Date, shall constitute a Non-Grandfathered Amount, and shall be subject to Code Section 409A.
Section 5
Survivor Benefits
5.1    Survivor Allowance - Before Retirement
The surviving spouse of an Eligible Employee (i) who dies after attaining age 55 and after becoming eligible to Retire, but before he/she actually Retires, and (ii) who if he/she had Retired at the date of his/her death, would have been eligible for the survivor benefits under Section 5.2, shall be entitled to a monthly “Automatic Survivor Allowance” during the spouse’s lifetime, terminating with the last monthly payment before the spouse’s death. The monthly allowance payable to the surviving spouse shall be the amount such spouse would have been entitled to receive under Section 5.2 if the Employee had Retired under Section 3.1 or 3.2, whichever is applicable, on the date of his/her death with allowances commencing the first of the following month with the Survivor Benefit under Section 5.2 in effect. A surviving spouse who was not married to the deceased Employee for at least one year at the date of death shall not be eligible for this Automatic Survivor Allowance.
5.2    Survivor Allowance - After Retirement
(a)For a married Employee who elects to Retire with an allowance payable pursuant to Section 4.1 or 4.2, whichever is applicable, (or for a married Employee who commences his/her deferred vested allowance pursuant to Section 10) whose designated spouse shall be living at the Employee’s death after the effective date in paragraph (b) below, a Survivor Allowance shall be payable to such spouse during the spouse’s further lifetime.
(b)The provisions of paragraph (a) shall become effective on the later of (i) the commencement date of the Employee’s monthly allowance, or (ii) the first day of the month in which the Employee has been married one year if he/she is married when such Survivor Allowance provisions would otherwise become effective but such marriage has been in effect less than one year at that date.

(c)The beneficiary of a Survivor Allowance shall be only the person who is the Employee’s spouse at the effective date of the Survivor Allowance and who has been his/her spouse for at least one year immediately prior to such date.
(d)The Survivor Allowance provided in this Section 5.2 shall not be applicable upon the death of the Employee or his/her designated spouse, or both, prior to the effective date of the Survivor Allowance.
(e)For an Employee for whom and during the period in which a Survivor Allowance is in effect, the monthly allowance otherwise payable to the Employee shall be decreased by one-half of one percent (1/2%) for each full year in excess of ten (10) years that the spouse’s age is less than the Employee’s age (the age of each for purposes hereof being the age at his/her last birthday prior to the effective date of the Survivor Allowance); except that, in the case of an Employee who Retires under Section 3.2 prior to age 62, the amount of reduction in his/her monthly benefit before age 62 attributable to the Survivor Allowance shall be based on the monthly allowance payable to such Employee after age 62.
(f)In the event the spouse for whom a Survivor Allowance is in effect predeceases the Employee or they are divorced by court decree, the Survivor Allowance shall be cancelled on the date of such death or court decree. Any reduction pursuant to (e) above shall be eliminated effective the first day of the third month following the month in which the Company receives evidence satisfactory to the Company of the spouse’s death or of a final decree of divorce.
(g)The Survivor Allowance payable to the surviving spouse of a Participant who dies after both the commencement date of his/her monthly allowance and the effective date of the Survivor Allowance shall be a monthly allowance for the further lifetime of such surviving spouse equal to 55% of the amount of such Participant’s monthly allowance payable after age 62 after any applicable reduction pursuant to paragraph (e) above.
(h)An Employee whose allowance would be reduced under paragraph (e) above may revoke the Survivor Allowance otherwise provided in this Section 5.2 by executing and filing with the Company at or prior to the commencement date of his/her monthly allowance a specific written election, which (for elections other than elections changing a previous revocation) includes the written consent of the Employee’s spouse witnessed by a Plan representative or notary public, on a form approved by the Company.
5.3    Survivor Allowance Election After Retirement
A Participant who Retires with an allowance pursuant to Section 4.1 or 4.2, whichever is applicable, and for whom no Survivor Allowance is in effect pursuant to Section 5.2 may file a written application with the Company for a Survivor Allowance provided:
(i)the Participant was not married at a time when the Survivor Allowance would otherwise have been available pursuant to Section 5.2 and has subsequently married, or
(ii)the Participant had a Survivor Allowance in effect pursuant to Section 5.2 which is no longer in effect and has remarried.

Such Survivor Allowance shall be provided under the terms and conditions of Section 5.2 and shall become effective on the first day of the month following the month in which the Company receives a completed application on a form approved by the Company, but in no event before the first day of the month following the month in which the Participant has been married to the designated spouse for one year. No Survivor Allowance provided hereunder shall become effective for a Participant whose application form is received by the Company after the first day of the month in which the Participant has been married to the designated spouse for one year. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any such application by a Participant for such Survivor Allowance with respect to that portion of his/her benefits under the Plan that constitutes a Non-Grandfathered Amount shall be permitted only to the extent the provision of such Survivor Allowance does not otherwise violate the requirements of Code Section 409A.
Section 6
Employee Contribution Requirements
6.1    Employee Contribution Requirements For the Period Prior to January 1, 1979
In addition to the requirements under Sections 2 and 3, to be eligible for benefits under the Plan upon an Eligible Employee’s Actual Retirement Date, an Employee must have regularly contributed to the Contributory Annuity Plan (“CAP”) or the RPSE (Part B), whichever was applicable, with regard to earnings and periods of service prior to January 1, 1979, on the following bases: (1) If the Employee was not a member of the CAP on December 21, 1950, but was a managerial employee over age 30 and had two years of credited pension service, he/she must have joined the CAP within 60 days after that date (that is before February 20, 1951), and contributed continuously thereafter, to the extent permitted by his/her earnings; (2) If the Employee was not so eligible for membership in the CAP on December 21, 1950, he/she must have joined within 60 days after becoming eligible, within 60 days after being promoted to a managerial position, or by age 30, whichever is later; and have contributed continuously thereafter, to the extent permitted by his/her earnings. (The two-year service requirement for CAP participation was eliminated on January 1, 1965 for an Employee age 30 and over. The age 30 requirement was changed to age 25 effective August 1, 1977.); and (3) If a managerial employee was participating in the CAP or the RPSE (Part B), whichever is applicable, and prior to August 1, 1977 requested discontinuance of contributions after reaching age 30, or on or after August 1, 1977 requested discontinuance of contributions after reaching age 25, such Employee is ineligible for benefits under the Plan.
Ineligible managerial Employees on January 1, 1976 who by June 30, 1977 agreed to make special contributions in amounts equal to the contributions which they would have made had they elected to contribute in eligible years prior to 1977 shall become eligible for benefits under the Plan with respect to service prior to January 1, 1976. However, failure to continuously contribute thereafter in any year prior to 1979 in which such Employee was eligible to do so will make such Employee ineligible for benefits under the Plan.
No Employee contributions are required or permitted with regard to earnings or periods of service on or after January 1, 1979.
6.2    Adjustments to Formula Benefit Service For 1976
For an Employee who at any time during the period January 1, 1976 through July 31, 1977 had attained the age of 25 but not 30 and who, solely on account of not making contributions to the RPSE during such period but prior to attaining the age of 30 incurred a reduction on account of the year 1976 in the determination of such Employee’s Formula Benefit Service under the provisions of the RPSE shall have such reduction on account of the year 1976 disregarded for all purposes of the Plan.

Section 7
General Conditions
7.1    Forfeitures
Subject to Section 10.1, if, without the written consent of the Company, a Participant engages in a business, whether as owner, partner, officer, employee or otherwise, which is in competition with the Company or one of its affiliates, and if the Participant’s participation in such a business is deemed by the Company to be detrimental to the best interests of the Company, any allowance otherwise payable thereafter to or on account of him/her under the Plan will be forfeited, notwithstanding any other provisions of this Plan. The determination as to whether such business is in competition with the Company or any of its affiliates, and whether such participation by such person is detrimental to the best interests of the Company, shall be made by the Company in its absolute discretion, and the decision of the Company with respect thereto, including its determination as to when the participation in such competitive business commenced, shall be conclusive.
7.2    Applicability
This Plan shall not apply to Employees of any division or operation to the extent and during the time excluded by the Company because of the existence or establishment of a separate pattern of benefits within a particular area or industry.
7.3    Amendment and Termination
The Company expects to continue the Plan indefinitely, but reserves the right to modify or discontinue the Plan if, in its judgment, such a change should be deemed necessary or desirable. However, even if the Company should modify or discontinue the Plan, the allowances already granted to Eligible Employees who Retired under Section 3.1 or 3.2, whichever is applicable, will be continued under the terms of the Plan as in effect when the Eligible Employee so Retired.
In the event the Company were to modify or discontinue the Plan, any such modification or discontinuance shall not reduce the “accrued objective” under the Plan for an Eligible Employee in Organization Level 5 or above who has attained the age of 55 and accrued at least ten years of Credited Service as of the effective date of such modification or discontinuance; and as of the date the Employee actually Retires under Section 3.1 or 3.2, whichever is applicable, the Company shall pay such Employee an allowance which together with the amounts computed under Section 4.1(b) and (c) shall be sufficient to bring such Employee’s total retirement income up to such accrued objective. For purposes of this provision, an Employee’s “accrued objective” shall be the MRO computed under Section 4.1(a) as if the Employee had Retired under Section 3.1 or 3.2, whichever is applicable, on the effective date of such modification or discontinuance, based on the provisions of the Plan as in effect immediately prior to such amendment. In the event the Employee Retired under Section 3.2, such accrued objective shall be reduced in accordance with Section 4.2, based on the provisions of the Plan as in effect immediately prior to such amendment (as if Section 4.2 had continued in effect until Actual Retirement Date) and on the Employee’s age at Actual Retirement Date.
Supplements may be added to the Plan. Each Supplement will form a part of the Plan, and will modify the terms of the Plan as applied to those employees or groups of employees identified in that Supplement.

7.4    Contractual Obligation
Notwithstanding any provision (other than Section 7.1 or 8.4) to the contrary, the Company hereby makes a contractual commitment to pay the allowances under and in accordance with the Plan with respect to an Eligible Employee in Organization Level 5 or above who has attained the age of 55 and accrued at least ten years of Credited Service.
7.5    Interpretation of the Plan
The Plan Administrator is granted discretionary authority to determine eligibility for and the amount of allowances, and to construe the terms of the Plan, and such determinations by the Plan Administrator shall be final and binding on all persons.
7.6    Special Considerations
It is recognized that retirements of Eligible Employees may involve unusual circumstances or conditions which do not meet all of the provisions of this Plan. Only the Board of Directors of the Company (or such committee, individuals or individual to whom said Board of Directors delegates such authority) shall have the power and authority to review such cases and to determine whether or not the unusual circumstances or conditions warrant granting an exception to the provisions.
Section 8
Miscellaneous
8.1    No Employment Rights
Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without Cause (as defined in Section 9.3).
8.2    Assignment
(a)The benefits payable under this Plan may not be assigned or alienated, except that with respect to benefits being paid to Participants, all or a portion of such benefits may be paid in accordance with the provisions of a Qualified Domestic Relations Order (“QDRO”) as defined by the Retirement Equity Act of 1984, in which case, the amount of any benefits otherwise payable under the Plan shall be reduced accordingly by the value of any benefits paid or payable to any alternate payee(s) pursuant to such QDRO.
(b)A Participant or beneficiary may direct that any portion of his/her Plan benefit be paid to a third party (which includes the Company and affiliates) in payment of amounts such as federal, state, or local tax withholding; a direct deposit to an account in a bank, savings and loan association, or credit union; and contributions under a life insurance, medical, or other employee benefit plan; provided that:
(1)Such payment direction will be revocable by the Participant or beneficiary at any time prior to the payment being made;

(2)The payment is for a category of payments for which the Plan Administrator has authorized payment direction; and
(3)Payments to third parties shall not exceed in the aggregate 10% of any benefit payment, except that the following payments shall not individually or in the aggregate be subject to the 10% limitation:
(i)Payments (including but not limited to contributions under a life insurance, medical, or other employee benefit plan) directed to be made to a third party who has filed a written acknowledgment with the Plan Administrator stating that the third party has no enforceable right in, or to, any Plan benefit payment or portion thereof (except to the extent of payments actually received pursuant to the terms of the payment direction);
(ii)Any arrangement for the withholding of federal, state, or local tax;
(iii)Any arrangement for the recovery by the Plan of overpayments of benefits previously made to a Participant or beneficiary; and
(iv)Any arrangement for direct deposit to an account in a bank, savings and loan association, or credit union.
8.3    Applicable Law
This Plan shall be construed and administered in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, determined without regard to the choice of law rules of any jurisdiction. Without limiting the generality and applicability of the foregoing and notwithstanding any provision in the Plan to the contrary, if and to the extent that the payment of any Plan benefits would otherwise violate the requirements of Code Section 409A, such Plan benefits shall be paid under such other conditions determined by the Plan Administrator that cause the payment of such benefits to comply with Code Section 409A and the Plan shall be construed and administered accordingly to achieve that objective, and in the event of any inconsistency between the terms of the Plan and Code Section 409A, the terms of Code Section 409A shall prevail and govern.
8.4    Facility of Payment; Missing Persons
When a person entitled to benefits under the Plan is under legal disability, or, in the Plan Administrator's opinion, is in any way incapacitated so as to be unable to manage his/her financial affairs, the Plan Administrator may, in its sole discretion, direct payment of benefits to such person's legal representative or estate, to any person who is judicially appointed or authorized to receive payment of benefits for such person’s benefit, or to a relative or friend of such person for such person’s benefit, or the Plan Administrator may direct the application of such benefits for the benefit of such person. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment under the Plan.
Neither the Plan Administrator nor the Company is required to search for or locate any person entitled to benefits under the Plan. If the Plan Administrator attempts to notify a person that he/she is entitled to benefits under the Plan, and such person fails to claim his/her benefits or make his/her whereabouts known to the Plan Administrator within a reasonable period of time after the notification is sent to such person, the benefits payable to such person shall be forfeited; provided that such benefits shall be reinstated if the person entitled thereto subsequently makes a claim for the forfeited benefits.

8.5    Validity
If any provision of the Plan is deemed invalid, illegal, or unenforceable by appropriate authority under the law of any jurisdiction applicable to the Plan, the same shall not affect, in any respect whatsoever, the validity, legality, or enforceability of any other provision of the Plan, and the Plan shall continue, to the fullest extent permitted by law, as if such invalid, illegal, or unenforceable provision were omitted and/or modified by such appropriate authority so as to preserve its validity, legality, or enforceability, unless such omission or modification would substantially impair the rights or benefits under the Plan of any affected Participant or beneficiary, the Company, or the Plan Administrator.
8.6    Claims Procedure
The Plan Administrator will provide notice in writing to any Participant or beneficiary whose claim for benefits under the Plan is denied, and the Plan Administrator shall also afford such Participant or beneficiary a full and fair review of its decision if so requested. The Plan Administrator has discretionary authority and responsibility to construe and interpret the provisions of the Plan and make factual determinations thereunder, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their benefits under the Plan, and to remedy ambiguities, inconsistencies or omissions. Each such determination by the Plan Administrator shall be binding on all parties. Any interpretation of the provisions of the Plan and any decisions on any matter within the discretion of the Plan Administrator made in good faith shall be final and binding on all persons. Except to the extent reserved under Section 7.6, benefits under the Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them. After exhaustion of the Plan’s claims and appeals procedures, any further legal action taken against the Plan or its fiduciaries must be filed in a court of law no later than the earlier of (i) 180 days after the Plan Administrator’s final decision regarding the claim appeal, (ii) three years after the date on which the Participant or other claimant commenced payment of the Plan benefits at issue in the judicial proceeding, or (iii) the statutory deadline for filing a claim or lawsuit with respect to the Plan benefits at issue in the judicial proceeding as determined by applying the most analogous statute of limitations for the State of Illinois.
8.7    Responsibility For Legal Effect
No representations or warranties, express or implied, are made by the Company or the Plan Administrator and neither the Company nor the Plan Administrator assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.
Section 9
Involuntary Termination
9.1    Except as provided in Section 9.2, an Eligible Employee in Organization Level 5 or above whose employment with the Company and all of its affiliates is terminated by the Company for reasons other than “Cause” and whose age plus continuous Vacation Service as of the date of termination total 55 or more shall be eligible to “Grow-In” to early retirement under Section 3.2 of the Plan, with benefits based on the Plan as in effect on the date of such termination, provided:
(a)the Employee has accrued at least ten years of Credited Service as of his/her date of retirement,

(b)the Employee does not experience a break in service under the RPSE by reason of retirement under the RPSE, death, voluntary election to break such service or the elapse of a period of time equal to the Employee’s continuous Vacation Service prior to his/her date of retirement, and
(c)the Employee is not rehired by the Company or an affiliated company prior to his/her date of retirement.
9.2    Notwithstanding the foregoing, such “Grow-In” shall not apply to an Employee who refuses a reasonable offer of employment from the purchaser of a business or facility unless the Employee had the option to refuse the offer by the terms of the sale agreement or without breaking his/her continuity of service under the applicable Company policy with respect to the particular sale; provided, further, however, that an Employee who is employed by or is offered a reasonable position with such a purchaser, but is not eligible to participate in a plan of the purchaser which is the same as or substantially comparable to the RPSE and which plan of the purchaser provides that the Employee will receive credit for all service recognized under the Company’s plan, will be eligible for “Grow-In.”
9.3    The term “Cause” means termination by the Company for willful misconduct involving an offense of a serious nature, for conviction of a felony as defined by the state in which the act was committed or for continued intentional failure to perform required duties with the Company after written notice of such failure.
9.4    The term “Grow-In” means that the former Employee will be treated for purposes of the Plan as if he/she were on layoff for purposes of the RPSE. Such terminated Employee who, by virtue of aging and/or accruing additional Credited Service in accordance with the provisions of the RPSE subsequent to termination of employment, meets the age, service and other requirements for early retirement under Section 3.2 of the Plan, except for being an Employee of the Company on his/her early retirement date, shall be eligible for an Early Retirement Allowance under Section 4.2 of the Plan, shall have Retired under Section 3.2 upon such early retirement date, and, with respect to any Non-Grandfathered Amount, shall be deemed to have elected an Actual Retirement Date on the earliest date on which he/she could have otherwise elected to Retire under Section 3.2 of the Plan, unless and to the extent the Employee elects to defer commencement in accordance with the requirements of Code Section 409A.
Section 10
Change in Control
10.1    In the event of a “Change in Control,” as defined in Section 10.2:
(a)the Company makes a contractual commitment to pay the allowances under the Plan (1) in accordance with Section 9, with respect to an Employee who meets the requirements of said Section and whose employment is terminated by the Company within two years following a Change in Control, and (2) in accordance with paragraph (c) of this Section 10.1,
(b)eligibility for Early Retirement Allowances shall not require the consent or approval of the Company, of NIC, or of any officer, committee or board of said companies,

(c)an Eligible Employee in Organization Level 5 or above whose employment with the Company and all of its affiliates is terminated by the Company for reasons other than Cause (as defined in Section 9.3) within two years following a Change in Control, who is not eligible to “Grow-In” to early retirement in accordance with Section 9, and who has accrued at least 5 years of Credited Service will be provided a deferred vested allowance under the Plan, commencing on the first day of the month coincident with or next following the later of his/her attainment of age 55 or the date he/she terminates employment with the Company and all of its affiliates, which date shall be deemed to be his/her Actual Retirement Date, computed pursuant to Section 10.3,and the monthly deferred vested allowance so computed shall be reduced by the monthly amount of the deferred vested pension under the RPSE (without regard to an Employee’s election of a cash refund under the RPSE) and the monthly amount of such other amounts under Section 4.1(c). With respect to a Participant’s Non-Grandfathered Amount, any benefits otherwise payable under this Section 10 on account of an Employee’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control).
(d)Section 7.1 will not apply.
10.2    For purposes of this Section 10, a “Change in Control” shall be deemed to have occurred if (A) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than employee or retiree benefit plans or trusts sponsored or established by NIC or the Company is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of NIC representing 25% or more of the combined voting power of NIC’s then outstanding securities, (B) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation, contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board of Directors of NIC immediately prior to the first public announcement relating to such Control Transaction shall immediately thereafter, or within two years, cease to constitute a majority of the Board of Directors of NIC or (C) any dissolution or liquidation of NIC or the Company or an agreement for the sale or disposition of all or substantially all (more than 50%) of the assets of NIC or the Company occurs. Notwithstanding the foregoing, the sale or disposition of any or all of the assets or stock of Navistar Financial Corporation shall not be deemed a Change in Control.
10.3    Amount of Deferred Vested Allowance.
(a)The monthly deferred vested allowance commencing at or after age 65 hereunder shall be equal to one-twelfth of:
(1)an employee’s projected normal retirement MRO (as computed under Subsection 4.1(a)) based upon the employee’s Formula Benefit Service (as of December 31, 2013), projected to age 65, and Final Average Compensation, determined as of age 65, assuming the employee’s annual base salary at the earlier of (A) age 65 or (B) December 31, 2013, plus the annual average of the short-term incentive compensation paid to the Employee during the 60-month period prior to the earlier of (A) age 65 or (B) December 31, 2013, will continue unchanged to such age, multiplied by
(2)a fraction, the numerator of which is the employee’s years of Credited Service as of the date of termination and the denominator of which is the employee’s projected total years of Credited Service to age 65, with such resulting amount reduced by

(3)an amount equal to the annual Social Security Benefit as of the earlier of (A) age 65 or (B) December 31, 2013, payable at age 65 to the employee (assuming the employee’s annual base salary plus annualized cost of living allowance, if any, at the earlier of (A) age 65 or (B) December 31, 2013 were to continue unchanged to such age and would be treated as earnings for Social Security purposes), first multiplied by the lesser of (A) 60 percent, or (B) 1.7 percent multiplied by the employee’s number of years of Formula Benefit Service (as of December 31, 2013), projected to age 65, but with such resulting amount limited, if necessary, so that it does not exceed 50% of the employee’s MRO determined under subparagraph (1) above, and then further multiplied by the fraction determined in subparagraph (2) above.
(4)In determining the fraction in subparagraph (2) of this Section 10.3, the amount of “Credited Service as of the date of termination” and “projected total years of Credited Service to age 65” shall include Credited Service accrued subsequent to December 31, 2013, notwithstanding any other provisions of the Plan to the contrary.
(5)For purposes of subparagraph (3) of this Section 10.3, the amount of the annual Social Security Benefit as of December 31, 2013, payable at age 65 to the employee shall be determined using the laws as in effect at December 31, 2013, and assuming that the employee’s earnings for Social Security (or CPP, QPP, and/or Canadian Old Age Security Act, as applicable) purposes subsequent to said date shall be based on such employee’s annual base salary plus annualized cost of living, if any, as of said date.
(b)In determining the amount of deferred vested allowance payable commencing at an age prior to age 65, the early commencement percentage factors used for such purpose under the Formula Benefit Part of the RPSE shall be used to reduce the amount determined under paragraph (a) of this Section 10.3.

SUPPLEMENT A
IC Bus, LLC (Conway) Supplement
Article I - Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement A is to set forth the special provisions that apply to certain former employees of the Company’s wholly-owned subsidiary, IC Bus, LLC (named IC, LLC immediately prior to March 6, 2008, and formerly named IC Corporation immediately prior to October 31, 2007), in Conway, Arkansas. The special provisions set forth in this Supplement A shall be subject to Code Section 409A. Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement A.
1.2    Background. IC Bus, LLC (“Conway”) is not a Participating Company. Due to the unique circumstances of two individuals who were employed by Conway, however, participation in and benefits under the Plan will be provided to such persons in accordance with the respective special provisions of this Supplement A. These individuals are identified in this Supplement A by Participant numbers, which identification for the respective individuals is contained in Company records concerning the Plan.
1.3    Effective Date of this Supplement. With respect to Participant No. 1 described in Section 2.1, below, this Supplement A shall be effective as of June 1, 2004. With respect to Participant No. 2 described in Section 3.1, below, this Supplement A shall be effective as of January 1, 2004.
1.4    Conflicts between the Plan and this Supplement. This Supplement A together with the Plan comprises the Plan with respect to the employees covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement A, the terms and provisions of this Supplement A shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.
Article II - Participant No. 1
2.1    Participant No. 1. Participant No. 1 was a former employee of the Company and was eligible to participate in the Plan prior to becoming an employee of Conway, who was transferred to and re-employed by the Company and resumed active participation in the Plan subsequent to his Conway employment. For purposes of determining Participant No. 1’s benefits under the Plan, the following special provisions will apply.
2.2    Service. The period of employment by Conway will be recognized as Credited Service and Formula Benefit Service under Sections 1.5 and 1.10 of the Plan, respectively, in a manner similar to the service crediting provisions of the RPSE, as if Participant No. 1 had participated in said plan during his Conway employment, provided that there shall be no duplication of such service under the Plan by virtue of this provision.
2.3    Compensation. Compensation received during periods of employment with the Company will be treated as if such periods of employment had been contiguous, and no compensation received from Conway shall be recognized as compensation for purposes of the Plan, including, but not limited to, Sections 1.9, 4.3 and 4.9 of the Plan.
2.4    Offsets. The Retirement Plan for Employees of IC Bus, LLC, as may be amended from time to time, shall specifically be included among the plans and programs described in Section 4.1(c)(4) of the Plan.

Article III - Participant No. 2
3.1    Participant No. 2, Prospective Participation. Participant No. 2 was an employee of Conway, who was provided participation in the Plan on a limited basis as described below. Among other things, Participant No. 2’s participation in the Plan, in general, is prospective only, commencing January 1, 2004, as further described in the following special provisions.
3.2    Service. In general, only the period of employment by Conway on and after January 1, 2004 will be recognized as Credited Service and Formula Benefit Service under Sections 1.5 and 1.10 of the Plan, respectively, in a manner similar to the service crediting provisions of the RPSE, as if Participant No. 2 had participated in said plan during his Conway employment, including, but not limited to, for purposes of determining the amount of benefits under the Plan pursuant to Sections 4.1, 4.2 and 9 of the Plan. The entire period of employment by Conway, however, will be recognized for purposes of determining eligibility for benefits under the Plan pursuant to the provisions of Sections 1.6, 1.14, 3.1, 3.2 and 9.1 of the Plan.
3.3    Compensation. Only compensation received during periods of employment by Conway on and after January 1, 2004 will be recognized as compensation for purposes of the Plan, including, but not limited to, Sections 1.9 and 4.3 of the Plan. Specifically, the provisions of Section 4.9 of the Plan will not be applicable to Participant No. 2.
3.4    Offsets. The Retirement Plan for Employees of IC Bus, LLC, as may be amended from time to time, (the “Conway Pension Plan”) shall specifically be included among the plans and programs described in Section 4.1(c)(4) of the Plan; provided, however, that only a pro rata amount of the Participant’s benefit under the Conway Pension Plan, attributable to the period on and after January 1, 2004, shall be used as an offset under the Plan. Likewise, only a pro rata amount of the Participant’s Social Security Offset described in Section 4.1(b) of the Plan, attributable to the period on and after January 1, 2004, shall be used as an offset under the Plan.

SUPPLEMENT B
Special Provisions to Comply With the Linkage Requirements of Internal Revenue Code Section 409A
Article I - Purpose and Background
1.1    Purpose, Use of Terms. The purpose of this Supplement B is to set forth the special provisions that apply to any Participant in the Plan who is also (or may become) a Participant in the Navistar, Inc. Supplemental Executive Retirement Plan (the “SERP”) on or after the Effective Date of this Supplement. The special provisions of this Supplement B shall apply only to Non-Grandfathered Amounts under the Plan (as defined in Section 1.13 of the Plan). The amount, time and form of payment (if any) to which a Participant is entitled with respect to Grandfathered Amounts shall be determined under the Plan without reference to this Supplement B. Except where the context indicates to the contrary, terms used and defined in the Plan shall have the same respective meanings for purposes of this Supplement B. Notwithstanding the foregoing, however, for purposes of this Supplement B, the term or expression “Participant in the Plan” or “Participant” shall mean an individual eligible to participate in the Plan pursuant to Section 2 of the Plan, without regard to whether such individual has reached his or her Actual Retirement Date; and, the term or expression “Participant in the SERP” (or words to that effect) shall mean an individual eligible to participate in the SERP pursuant to Section 2 of the SERP, without regard to whether such individual has attained age 55.
1.2    Effective Date of this Supplement. This Supplement B shall be effective as of January 1, 2009.
1.3    Conflicts between the Plan and this Supplement. This Supplement B together with the Plan comprises the Plan with respect to the employees and amounts covered under this Supplement. In the event of any inconsistencies between the provisions of the Plan and the provisions of this Supplement B, the terms and provisions of this Supplement B shall supersede the other provisions of the Plan to the extent necessary to eliminate such inconsistencies.
Article II - Disability Retirement
2.1    Modified Definition of “Retire”. For purposes of this Supplement B, Section 1.18 of the Plan shall read as follow:
“Retire” or “Retired” or “Retires” shall mean an Eligible Employee’s termination of employment with the Company and all of its affiliates (other than by reason of death) on or after his/her Normal Retirement Date, Early Retirement Date or Disability Retirement Date, whichever is applicable; provided that with respect to a Participant’s Non-Grandfathered Amount, such Participant’s termination of employment must be deemed a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) (using a percentage of 80% to determine the controlled group of corporations and businesses under common control).
2.2    Disability Retirement. For purposes of this Supplement B, a new Section 3.4 is added to the Plan, as follows:

3.4    Disability Retirement
(a)    A Participant who has attained age 55 and completed 10 years of Credited Service and who thereafter while in the employment of the Company is determined to be totally and permanently disabled, as defined in paragraph (b) below, prior to reaching his/her Normal Retirement Date, and who has not elected to Retire under Section 3.2 of the Plan upon reaching his/her Early Retirement Date, may elect to Retire on or after his/her Disability Retirement Date and shall be entitled to receive a Disability Retirement Allowance as specified in Section 4.13 of the Plan. Subject to paragraph (c) below, a Participant’s “Disability Retirement Date” shall be the later of (1) or (2) below:
(1)    the first day of the month following the month in which required evidence of disability is received, except that the notification under subparagraph (b) (2) will be deemed to have been received in the month the Social Security disability award is effective; or
(2)    the first day of the month next following the date that is six months after the commencement date of such disability.
(b)    A Participant shall be deemed to be “totally and permanently disabled” when:
(1)    on the basis of objective medical evidence, it is determined by the Company that he/she is wholly and permanently prevented from engaging in any occupation or employment for wage or profit (except for purposes of rehabilitation) as a result of bodily injury or disease, either occupational or non-occupational in cause, but excluding disabilities resulting from service in the armed forces of any country for which he/she receives a military pension, and
(2)    notification is received that the Participant is eligible for and receiving disability income benefits under the Federal Social Security Act.
(c)    For purposes of this Section 3.4, a Participant may elect to Retire due to disability not later than the date which is 29 months following the commencement of such Participant’s bona fide leave of absence due to disability (unless the Participant has a right to reemployment (pursuant to statute or contract) for a period in excess of 29 months, in which case such longer period shall be substituted for the 29 month period referenced above).
2.3    Disability Retirement Allowance. For purposes of this Supplement B, a new Section 4.13 is added to the Plan, as follows:
4.13    Disability Retirement Allowance.
The Disability Retirement Allowance for a Participant who Retires under Section 3.4 shall be computed as in Section 4.1 of the Plan, based on the Participant’s Final Average Compensation and Formula Benefit Service up to the Participant’s Disability Retirement Date, without reduction because of commencement of benefit payments before the Participant’s Normal Retirement Date; provided, however, such benefit shall be reduced by the amount of any other benefit the Participant is eligible to receive from the Company’s Salary Continuation program, Long Term Disability program or any other program or arrangement provided by the Company as the result of such disability (but only to the extent permitted under Code Section 409A). Any Disability Retirement Allowance will be subject to the provisions of Section 5.2 (but not Section 5.3) of the Plan.

DM_US 73025114-3.073825.0012